Exhibit 11.1

                         Triangle Pharmaceuticals, Inc.
                          (A Development Stage Company)
                    Computation of Net Loss Per Common Share
                    (In thousands, except per share amounts)

                                 Three Months        Six Months          Three Months        Six Months
                                     Ended             Ended                 Ended              Ended
                                 June 30, 1998      June 30, 1998     June 30, 1997 (1)   June 30, 1997 (1)
                                 -------------      -------------     -----------------   -----------------
Historical weighted average
  shares outstanding .......             23,425              21,725              18,135              17,859
                               ----------------    ----------------    ----------------    ----------------
Shares used in computing net
  loss per common share ....             23,425              21,725              18,135              17,859
                               ================    ================    ================    ================

Net Loss ...................   $       (14,256)    $        (30,664)   $         (5,617)   $         (9,161)
                               ================    ================    ================    ================

Basic and diluted net loss
  per common share .........   $          (0.61)   $          (1.41)   $          (0.31)   $          (0.51)
                               ================    ================    ================    ================

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(1)   The weighted average shares outstanding used in the calculation of net loss per common share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" and its interpretation by Securities and Exchange Staff Accounting Bulletin No. 98.